Exhibit 99.1

Strategic Alliance Letter of Intent

RMCF eCommerce Management by Edible

December 20, 2019

This Letter of Intent (the “Letter of Intent”) is non-binding on the parties and only constitutes an expression of intent regarding the potential structure and terms of a transaction between Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (“RMCF”) and Edible Arrangements, LLC, a Delaware limited liability company (“Edible”), whereby RMCF would, as part of the broader Strategic Alliance, license to Edible certain rights related to the domain name RMCF.com to be defined in further detail in the Agreement (defined below) for purposes of Edible selling certain products produced by RMCF (the “Products”) (to be further defined in the Agreement) to end user customers through the webpage for the Products made available on Edible’s website (“RMCF Marketplace”).

Given the pace of the Strategic Alliance and the public announcement on December 20th 2019, and because transitioning to the RMCF Marketplace may take up to 9 to 12 calendar months to fully complete, both parties will work in good faith to negotiate the terms of the Agreement. Under no circumstances will this Letter of Intent constitute a binding agreement between RMCF and Edible; and, at the present time there is no agreement or contract between the parties with respect to the subject matter addressed below. Unless and until final a definitive license agreement (the “Agreement”) has been executed and delivered by both parties, no party will be under any legal obligation of any kind regarding the transaction contemplated by this Letter of Intent. The Agreement would contain many essential terms not addressed herein but are nonetheless necessary for the Agreement to become a contract. The Agreement and all proposals contained herein are subject to review and approval by appropriate levels of each party’s management/board, and their efficacy is subject to such management/board approval.

Background

RMCF would continue to operate a website that offers corporate information and information about the Products (“RMCF Website”). Although the exact digital architecture has not been defined or agreed, it remains understood that RMCF Website would contain a link that would seamlessly direct visitors seeking to purchase Products to the RMCF Marketplace (e.g., “Shop all Products”). Upon clicking the link, the visitor would be redirected to the Edible managed RMCF Marketplace where they could purchase Products. For clarity, the RMCF Website would provide information to visitors only and all e-commerce activity previously performed by RMCF for the Products would be managed by Edible.

Proposed Terms:

(1)     RMCF would redirect website traffic of visitors of the RMCF Website seeking to purchase Products exclusively to the RMCF Marketplace for a nominal amount of $1

(i)      The website would likely have an ecommerce function that would redirect to a RMCF page of Edible’s website or would be an immediate redirect

(ii)     RMCF would still own and manage the upkeep of corporate info (about us, investor relations, etc.) which would remain a part of the RMCF website

(iii)    RMCF would retain all IP rights on how the brand is marketed and presented – i.e. IP Rights and obligations would be similar as under the operating agreement

(iv)    The explicit goal of the parties is that irrespective of whether customers come to RMCF.com or Edible.com, they would arrive at the same RMCF tab on Edible’s website.

(2)     Edible would handle everything related to ecommerce transactional activities for the RMCF Marketplace, such as:

(i)      Customer acquisition/ all on-line advertising

(ii)     Fulfilment – Edible would be responsible for all fulfillment, except as noted in (8) and (9) below. RMCF franchisees would be able to opt-in to participate for either store pick-up or delivery in their area, subject to the ecommerce fee in (8) below.

(iii)    Customer Checkout

(3)     Other than selling Products to Edible, RMCF would have no other financial exposure resulting from the activities conducted on the RMCF Marketplace (unless it provides fulfillment as outlined in (9) below)

(4)     EA would own all of the customer information of RMCF Marketplace customers, and this “asset” would be part of any change of control matter, where fair market value would determine its ultimate value if purchased from Edible

(5)     Edible would receive the flow of orders that are currently placed by customers on RMCF.com (currently, approximately $700,000 worth of orders)

(i)      Both parties acknowledge the need for a transition period before RMCF.com license and traffic is transferred, which could be up-to 9-12 months

(6)     Edible would purchase Products for the RMCF Marketplace pursuant to the terms and conditions of the Exclusive Supplier Operating Agreement between the parties

(i)      Inventory for the sales on the RMCF Marketplace would be included in EA’s normal Purchase Orders

(ii)     Purchase of Products by EA for sale on the RMCF Marketplace would count toward warrant revenue targets

(7)     If Edible requests a RMCF franchisee to handle the fulfillment of an order placed on the RMCF Marketplace, Edible would deduct an ecommerce fee from the total transaction value (subject to a current maximum of 30% of the order value), consistent with what Edible charges its own franchisees to handle fulfillment of an ecommerce order.

(8)     If Edible requests RMCF handle the fulfillment of an order placed on the RMCF Marketplace, Edible would deduct an ecommerce fee from the total transaction value (subject to a current maximum of 30% of the order value) to be mutually agreed to by the parties

(9)     RMCF would retain 100% control of all RMCF related social media (Instagram, Facebook, etc.), with the explicit understanding that RMCF is not expected to spend any advertising on such social media sites to drive traffic to RMCF.com

(10)     Upon a change of control, RMCF could repurchase the license and all the transactional value (assets) of the ecommerce channel for fair market value, as determined by an independent third party

(11)

Other than through all existing customers, RMCF will not market or sell Products through e-commerce with any other Person without the prior written consent of EA, which shall not be unreasonably withheld or delayed if EA in good faith believes that such new e-commerce customer would not reasonably be expected to have a material adverse effect on the sale of Products by EA.

AGREED TO AND ACCEPTED BY:

Rocky Mountain Chocolate Factory, Inc.	Edible Arrangements, LLC

/s/ Bryan J. Merryman	/s/ Tariq Farid
Signature	Signature

Bryan J. Merryman	Tariq Farid
Printed Name	Printed Name

CEO and CFO	Chief Executive Officer
Title	Title

December 20, 2019	December 20, 2019
Date	Date